Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 30, 2018, in the Registration Statement (Form F-1 No. 333-227007) and related Prospectus of Arco Platform Limited for the registration of 11,111,111 Class A common shares.

/s/ ERNST & YOUNG
Auditores Independentes S.S.

Fortaleza, Brazil
September 12, 2018